Exhibit 4.2

DESCRIPTION OF E.I. DUPONT DE NEMOURS AND COMPANY
PREFERRED STOCK

The following summary description of our preferred stock is based on the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), our certificate of incorporation, as amended, and our bylaws, as amended. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the DGCL, as it may be amended from time to time, and to the terms of our certificate of incorporation and bylaws, as each may be amended from time to time.
Preferred Stock
Our authorized preferred stock consists of 23,000,000 shares, without par value. The number of authorized shares of any class may be increased or decreased by an amendment to our certificate of incorporation proposed by our board of directors and approved by a majority of voting shares voted on the issue at a meeting at which a quorum exists. As of February 11, 2020, there were 1,673,000 and 700,000 shares of the $4.50 Series and $3.50 Series preferred stock outstanding, respectively.
Our board of directors has been authorized to provide for the issuance of up to 250,000,000 shares of our preferred stock in multiple series without the approval of shareholders. With respect to each series of our preferred stock, the shares of such series will have such voting powers, full or limited, if any, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed in the resolution or resolutions providing for the issue of such series, adopted by our board of directors.
Our certificate of incorporation requires that all dividend payment dates for all series of preferred stock be the same and that no dividend payments be declared on any series if a proportionate dividend is not declared on all other series of preferred stock outstanding at the time. Holders of our preferred stock have no voting rights except in the event no dividends are paid for a period of six (6) months. At such time, all of the holders of the preferred stock shall have the exclusive right, voting separately and as a class, to elect two directors or, if thee total number of directors of EID is only three, then only one director at each meeting of stockholders held for the purpose of electing directors.
In the event of involuntary liquidation, dissolution or winding-up, holders our preferred stock are entitled to payment before any holders of the common stock of E.I. du Pont de Nemours and Company (“EID”)/ The preferred stock is subject to redemption by the board of directors at any time, in whole or in part, upon sixty days’ notice to the record holder.
Under our certificate of incorporation, no holders of our preferred stock are entitled to any preemptive rights or preferential subscription rights with respect to any shares of any series of preferred or common stock.
$4.50 Series Preferred Stock
Our certificate of incorporation designates the issuance of the $4.50 series preferred stock. The rights of which are outlined below.
Dividends. The $4.50 Series bears dividends in amounts and frequency as determined by our board of directors.
Redemption. The $4.50 Series may be redeemed by EID for a price of $120 per share plus any unpaid accumulated dividends thereon as of the redemption date.
Dissolution. In the event of EID’s involuntary liquidation, dissolution or winding-up, holders of the $4.50 Series shall be entitled to $100 per share plus any unpaid accumulated dividends thereon. In the event of EID’s voluntary liquidation, dissolution or winding-up, holders of the $4.50 Series shall be entitled to $115 per share plus any unpaid accumulated dividends thereon.
Listing. The $4.50 Series is listed on the New York Stock Exchange under the ticker “CTAPrB”.
$3.50 Series Preferred Stock
Our certificate of incorporation designates the issuance of the $3.50 series preferred stock. The rights of which are outlined below.
Dividends. The $3.50 Series bears dividends in amounts and frequency as determined by our board of directors.
Redemption. The $3.50 Series may be redeemed by EID for a price of $102 per share plus any unpaid accumulated dividends thereon as of the redemption date.
Dissolution. In the event of EID’s involuntary liquidation, dissolution or winding-up, holders of the $3.50 Series shall be entitled to $100 per share plus any unpaid accumulated dividends thereon. In the event of EID’s voluntary liquidation, dissolution or winding-up, holders of the $3.50 Series shall be entitled to $107 per share plus any unpaid accumulated dividends thereon.

Listing. The $3.50 Series is listed on the New York Stock Exchange under the ticker “CTAPrA”.
Control of EID
Except as otherwise provided for by resolution or resolutions of our board of directors with respect to the issuance of any series of preferred stock or by the DGCL, the holders of outstanding shares of our common stock have the exclusive right to vote on all matters requiring stockholder action. All of the issued and outstanding common stock of EID is held by Corteva, Inc., which controls EID. Currently, we are authorized to issue 1,800,000,000 shares of common stock, with a par value of $0.30 per share. A number of provisions in Corteva’s certificate of incorporation and bylaws as well as the DGCL may make it more difficult to acquire control of EID or remove its management.
Structure of Board
Our board of directors is elected annually. Our bylaws provide that each director will hold office for a term expiring at the next succeeding annual meeting of stockholders and until such director’s successor is duly elected and qualified. Furthermore, subject to the provisions of our certificate of incorporation and the rights of the holders of any class or series of preferred stock to elect directors, any vacancies on the board caused by death, removal or resignation of any director or any other cause, and any newly created directorships resulting from an increase in the authorized number of directors, will be permitted to be filled only by a majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by stockholders. This provision could prevent a stockholder from obtaining majority representation on our board of directors by allowing our board of directors to enlarge and fill the new directorships with our board of director’s own nominees.
Removal of Directors
In accordance with the DGCL and subject to the rights of the holders of any class or series of preferred stock, the entire board of directors or any individual director may be removed at any time, with or without cause, only by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of EID then entitled to vote generally in the election of directors, voting as a single class.
Amendment of the Bylaws
Our board of directors is authorized to amend, alter, change, adopt and repeal our bylaws by the affirmative vote of a majority of the total directors present or by unanimous consent. Stockholders also have the power to amend, alter, change, adopt and repeal our bylaws by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock then entitled to vote generally in the election of directors, voting as a single class.
Transfer Agent
Computershare Trust Company, N.A. serves as the transfer agent for EID.
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Pursuant to Item 601(b) (4) (iii) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, EID hereby agrees to furnish any copies of certificates or instruments representing its securities described herein to the Securities and Exchange Commission upon the request of the Commission and, in accordance with such regulation, such certificates or instruments are not being filed as part of this Annual Report on Form 10-K for the year ended December 31, 2019.